NEWS RELEASE

Mike Garrison to Retire from BD

FRANKLIN LAKES, N.J. (July 22, 2026) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced that Dr. Michael (Mike) Garrison has informed the company of his intent to retire after more than 20 years with BD, effective Oct. 2.

Garrison is currently executive vice president and president of the Medical Essentials and BioPharma Systems segments at BD. During his tenure, Garrison held several leadership roles including executive vice president and president of BD’s Medical segment, worldwide president of Medication Management Solutions and worldwide president of Surgery. Prior to joining BD in 2005, Garrison held various roles across R&D and marketing within the MedTech industry.

"Mike has made a significant impact on BD over the past two decades, helping guide our company through periods of transformation while always keeping our customers, patients and associates at the center of his decisions," said Tom Polen, Chairman, CEO and President of BD. "He has built strong teams, developed exceptional leaders and helped position our business for the future. We are grateful for Mike's leadership, partnership and many contributions to BD, and we wish him well in his retirement."

Garrison will remain in his role through the end of the fiscal year. A comprehensive search is underway to identify the next president of Medical Essentials. Going forward, BioPharma Systems will report directly to Polen, streamlining the operating model and reflecting the segment’s strategic importance as a growth driver.

“It has been a privilege to spend more than two decades at BD, working alongside talented teams who are deeply committed to improving healthcare around the world,” Garrison said. “I will always value the people, purpose and impact that have made my time at BD so meaningful, and I look forward to seeing the company continue to advance the future of care.”

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About BD
BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.

Contacts:
Media	Investors
Megan Dubrowski Senior Director, Executive Communications Megan.Dubrowski@bd.com	Shawn Bevec SVP, Investor Relations Investor_Relations@bd.com